SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of this 3rd day of December, 2010, among Grid Petroleum (the “Company”), Kelly Sundberg, Stephen Ronaldson (“Escrow Agent”) and Paul Watts (the “Executive”).

WHEREAS, Executive and Company, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims, demands and causes of action Executive has or could assert against Company, whether arising out of Executive’s Employment Agreement with the Company, (the “Employment Agreement”) or the termination of the Employment Agreement, including the right to any notice thereof, or any condition or benefit of employment or otherwise. This Agreement is not and shall not be construed as an admission by Company of any liability, an admission against Company’s interest or any violation of Company's policies or procedures.

WHEREAS, Executive, the Company, Kelly Sundberg and Escrow Agent have entered into that certain escrow agreement dated April 20, 2010 (the “Escrow Agreement”) pursuant to which Mr. Sundberg has agreed to sell 6,000,000 shares of the Company’s common stock (the “Shares”) to Executive under the terms of the Escrow Agreement.  The parties to the Escrow Agreement desire to terminate the Escrow Agreement and be governed by the terms of this Agreement and to release the Shares to Executive pursuant to the terms of this Agreement.

NOW, THEREFORE, in exchange for consideration, the adequacy of which is hereby acknowledged, the Executive and the Company agree as follows:

1. Separation. The employment relationship between the Executive and the Company will terminate on 3rd  December 2010,  (the “Termination Date”). Effective as of the Termination Date, the Executive’s employment will terminate as (a) President  and Chief Executive Officer and (b) all other officer, director, committee member and employee positions with the  Company and its subsidiaries. Executive shall not be required to report for service after the date of this Agreement, and he shall vacate the Company’s premises and return Company property by such date.

2. Payments. The Company and the Executive hereby agree that the Company shall, in exchange for the release contained herein, pay Executive a $60,000 lump sum payment, less applicable taxes and withholdings, payable to Executive on the Termination Date.  The Company will also pay to Executive his computer and printer on the Termination Date.

3. Termination of Escrow Agreement. The parties to the Escrow Agreement agree that, pursuant to Section 7.1 of the Escrow Agreement, the Escrow Agreement will terminate effective upon execution of this Agreement.  The parties further agree that on the Termination Date, Escrow Agent shall immediately release the balance of Shares held in escrow to Executive. It is understood and agreed by the parties to this Agreement that the only duties and obligations of the Escrow Agent are those specifically stated in Section 3 of this Agreement.  Upon release of the balance of Shares held in escrow to Executive,  Escrow  Agent will be discharged as Escrow Agent and released and discharged by the parties hereto from any and all  liability, duties, or further responsibilities with regard to these instructions, the Shares, and otherwise.

4. Sale of Shares.  Notwithstanding the provisions of the Escrow Agreement, Executive shall not sell during any 3 month period any number of the Shares which exceeds 1% of the number of the then issued and outstanding shares of the Company’s common stock.  In that regard, during any 3 month period Executive may sell a maximum number of the Shares which is equal to 1% of the number of the then issued and outstanding shares of the Company’s common stock.

5. Release. In consideration of the above, the sufficiency of which the Executive hereby acknowledges, the Executive, on behalf of the Executive and the Executive ’s heirs, executors and assigns hereby releases and forever discharges the Company and its members, shareholders, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of the Company, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Executive may have arising from or relating to the Employment Agreement, any stock option, deferred compensation, or  supplemental retirement agreements, Executive’s employment or termination from employment with the Company,  including a release of any rights or claims the Executive may have under Title VII of the Civil Rights Act  of 1964, as amended, and the Civil Rights Act of 1991 (which prohibit discrimination in employment based upon race, color, sex, religion and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibit discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974,as amended; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by the Executive of any claims for wrongful discharge, breach of contract, torts or any other claims in any way related to the Executive's employment with or resignation or termination from the Company, including any claim under any written or oral understandings relating to employment.

The Company releases Executive and his assigns, agents, and heirs from further obligation under the Employment Agreement and shall indemnify executive against liability for acts or omissions taken in good faith in the course of his employment to the extent permitted by law and under the Company’s bylaws. This release does not release either the Executive or the Company from any obligations due to the Company or the Executive under this Agreement. This Agreement is not an admission by either the Executive or the Company of any wrongdoing or liability.

6. Non-Disparagement. The Executive agrees not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation, business, prospects or operations of the Company, its affiliates, officers, directors, stockholders or employees or any persons related to the fore going and the Company agrees that it will not, and will use all reasonable efforts to cause its affiliates, officers directors, stockholders and employees not to, make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation of Executive.

7. Confidentiality. The Executive agrees that the Executive will keep confidential all information and trade secrets of the Company or any of its subsidiaries or affiliates and will not disclose such information to any person without prior approval of the Board of Directors of the Company or use such information for any purpose. It is understood that for purposes of this Agreement the term “confidential information” is to be construed broadly to include all material nonpublic or proprietary information. The Executive shall promptly return any documents, records, data, books or materials of the Company or its subsidiaries or affiliates in his possession or control and any of his work papers containing confidential information or trade secrets of the Company or its subsidiaries or affiliates, except as provided in Section 2 above.

8. Cooperation; Reimbursement. The Executive shall, at the request of the Company, reasonably assist and cooperate with the Company in the defense and/or investigation of any third party claim or any investigation or proceeding, whether actual or threatened, including, without limitation, participating as a witness in any litigation, arbitration, hearing or other proceeding between the Company and a third party or any government body. The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with such assistance including, without limitation, travel expenses.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without reference to the principles of conflict of laws.

10.  Complete Agreement. This  Agreement  represents the complete agreement among the parties  concerning the subject  matter  in this Agreement  and supersedes all prior  agreements or understandings, written or oral, including the Employment Agreement and the Escrow Agreement. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.  Voluntary Agreement. This Agreement has been entered into voluntarily and not as a result of coercion, duress, or undue influence. The Executive acknowledges that the Executive has read and fully understands the terms of this Agreement and has been advised to consult with an attorney before executing this Agreement.

12.  Successors and Assigns. The Company will require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, of all, or substantially all, of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if such succession or assignment had not taken place. This Agreement shall inure to the benefit of and be binding on the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distribute devisees and legatees.